UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a – 101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
☑ Filed by the Registrant
☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-12
ADVENTRX Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person (s) Filing Proxy Statement, if other than Registrant)
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6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 15, 2005
Dear Stockholder:
You are cordially invited to attend a Special Meeting of the Stockholders of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Special Meeting will be held on Tuesday, November 15, 2005 at 10:00 a.m. Pacific Standard Time at 6725 Mesa Ridge Road, Suite 100, San Diego, California 92121, for the following purposes:
1.	To approve an amendment to our Certificate of Incorporation to prohibit us from establishing a classified board of directors;

2.	To approve an amendment to our Certificate of Incorporation to prohibit us from adopting or approving any “rights plan,” “poison pill” or other similar plan, agreement or device;

3.	To approve an amendment and restatement of our Certificate of Incorporation that, among other things, would increase the number of shares of common stock we are authorized to issue to 200,000,000; and

4.	To conduct any other business properly brought before the Special Meeting or any adjournment of the Special Meeting.
The matters expected to be acted upon at the Special Meeting are described in detail in the following Proxy Statement.
It is important that your shares be represented and voted at the Special Meeting. Whether you plan to attend the Special Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Special Meeting. Returning the proxy does not deprive you of your right to attend the Special Meeting. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Special Meeting.
The record date for the Special Meeting is October 4, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors Evan Levine, /s/ Evan Levine President and Chief Executive Officer San Diego, California
First mailed to stockholders on
or about October 19, 2005

PROXY STATEMENT
OWNERSHIP OF SECURITIES
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII

ADVENTRX PHARMACEUTICALS, INC.
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 15, 2005
QUESTIONS AND ANSWERS
ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
We sent you this proxy statement and the enclosed proxy card because the Board of Directors of ADVENTRX Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “ADVENTRX”) is soliciting your proxy to vote at the Special Meeting of Stockholders. You are invited to attend the special meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or if made available to you by your broker, bank or other agent, vote over the telephone or the Internet.
The Company intends to mail this proxy statement and accompanying proxy card on or about October 19, 2005 to all stockholders of record entitled to vote at the special meeting.
Why is the Company holding a special meeting?
Pursuant to the Rights Agreement, dated July 27, 2005, among the Company and Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP and VGE III Portfolio Ltd. (the “Icahn/Viking Investors”), we agreed to hold a special meeting to propose the amendment of our Certificate of Incorporation to (i) prohibit us from establishing a classified board of directors; and (ii) prohibit us from adopting or approving any “rights plan,” “poison pill” or other similar plan, agreement or device. Each of the foregoing amendments to our Certificate of Incorporation would cease to have any effect after the occurrence of certain events. Each of these amendments and the events which would cause these prohibitions to cease to have any effect are described in more detail in this proxy statement. We are also proposing other amendments to our Certificate of Incorporation which are described in more detail in this proxy statement.
Who can vote at the special meeting?
Only stockholders of record at the close of business on October 4, 2005 will be entitled to vote at the special meeting. On this record date, there were 67,137,724 shares of common stock outstanding and entitled to vote. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of the Company.
Stockholder of Record: Shares Registered in Your Name
If on October 4, 2005 your shares were registered directly in your name with ADVENTRX’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on October 4, 2005 your shares were held of record in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There is one matter scheduled for a vote: to approve an amendment and restatement of our Certificate of Incorporation.
How do I vote?
You may either vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the special meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to that organization to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
You have one vote for each share of common stock you owned as of October 4, 2005.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the amendment and restatement of our Certificate of Incorporation. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may, and Morrow & Co., Inc. will, also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Morrow & Co., Inc. will be paid its customary fee of approximately $5,000 plus out-of-pocket expenses. Morrow & Co., Inc. will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy materials to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of our common stock.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to ADVENTRX’s Corporate Secretary at 6725 Mesa Ridge Road, Suite 100, San Diego, California 92121.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
You should direct any written notices of revocation and related correspondence to ADVENTRX Pharmaceuticals, Inc., 6725 Mesa Ridge Road, Suite 100, San Diego, California 92121, Attention: Secretary.

How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for the proposal, however, such broker non-votes do count for purposes of determining whether a quorum is present at the meeting.
If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker may not vote your shares with respect to a proposal which is deemed “non-discretionary” item. Non-discretionary items are proposals which the American Stock Exchange considers nonroutine and therefore your broker may not vote shares held in street name in the absence of your voting instructions. Discretionary items are proposals which the American Stock Exchange considers routine and therefore your broker may vote shares held in street name in the absence of your voting instructions.
How many votes are needed to approve each proposal?
To be approved, each proposal must receive a “For” vote from not less than the majority of the shares outstanding as of October 4, 2005. If you abstain from voting or your broker submits your proxy as a broker non-vote, then your abstention or non-vote will have the same effect as an “Against” vote.
Pursuant to the Support Agreement, dated July 27, 2005, among the Icahn/Viking Investors, M. Ross Johnson, Mark Capital LLC, Matthew Balk and Jason Adelman (together, the “Supporting Stockholders”), each Supporting Stockholder agreed to vote all of the shares of capital stock of the Company beneficially owned by such Supporting Stockholder on the record date in favor of the amendment of our Certificate of Incorporation to (i) prohibit us from establishing a classified board of directors; and (ii) prohibit us from adopting or approving any “rights plan,” “poison pill” or other similar plan, agreement or device. As of the record date, we believe that the Supporting Stockholders held approximately 18.1 million shares of common stock in the aggregate or approximately 27.1% of the outstanding common stock.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 67,137,724 shares of common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a validly completed proxy or attend the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the special meeting?
Preliminary voting results will be announced at the special meeting. Final voting results will be published in our next periodic report filed with the SEC after the meeting.
Will the Company’s management make a presentation at the special meeting?
Our management does not plan to make any presentations at the special meeting. We currently expect to only consider and vote on the proposals described in this proxy statement at the special meeting.

OWNERSHIP OF SECURITIES
The following table sets forth certain information as of October 4, 2005, concerning the ownership of Common Stock by (i) each of our stockholders that we believe is the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each current member of our Board of Directors and (iii) each of our executive officers.
We determined beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and included all shares over which we believe the beneficial owner exercises voting or investment power. Except as otherwise noted in this proxy statement, options and warrants to purchase Common Stock that are presently exercisable or exercisable within 60 days of October 4, 2005 that are held by the persons listed below are included in the total number of shares beneficially owned for such person and are considered outstanding for the purpose of calculating the percentage ownership of such holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC in completing the table below. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons or contained in filings with the SEC, that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership of Common Stock is based on 67,137,724 shares of Common Stock outstanding as of October 4, 2005 and for any particular stockholder, the options or warrants described above held by that holder.

	Beneficial Ownership	Percent of
Name and Address of Beneficial Owner (1)	as of October 4, 2005	Outstanding
Carl Icahn Related Funds (2)
767 Fifth Avenue, 47th Floor
New York, NY 10153	8,648,648	12.1%

Viking Global Funds (3)
55 Railroad Avenue
Greenwich, CT 06830	7,567,566	10.7%

Mark Capital LLC (4)
PO Box 8030
Rancho Santa Fe, CA 92067	4,320,000	6.4%

Current Directors
M. Ross Johnson, Ph.D. (5)	2,264,258	3.3%
Evan M. Levine (6)	4,570,000	6.8%
Mark Bagnall (7)	66,666	*
Michael Goldberg (8)	92,666	*
Mark Pykett (9)	69,666	*
Keith Meister (10)	8,648,648	12.1%
Executive Officers who are not Directors
Joan Robbins, Ph.D. (11)	462,500	*
Carrie Carlander (12)	97,222	*
Brian Culley (13)	33,333	*
All directors and executive officers as a group		22.2%

*	Less than one percent.

(1)	Unless indicated otherwise, the address of each person listed in the table is c/o ADVENTRX Pharmaceuticals, Inc.; 6725 Mesa Ridge Road, Suite 100; San Diego, California 92121.

(2)	Includes 864,865 shares of Common Stock held by High River Limited Partnership (“High River”), 1,660,540 shares of Common Stock held by Icahn Partners LP (“Icahn Partners”) and 1,798,919 shares of Common Stock held by Icahn Partners Master Fund LP (“Icahn Master”). Also includes 864,865 shares of Common Stock issuable upon exercise of warrants held by High

River, 1,660,540 shares of Common Stock issuable upon exercise of warrants held by Icahn Partners and 1,798,919 shares of Common Stock issuable upon exercise of warrants held by Icahn Master notwithstanding the fact that such warrants are not exercisable until January 27, 2006. Based on our review of a Schedule 13D filed with the Commission on August 5, 2005 (the “Icahn 13D”) by High River, Hopper Investments, LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Master, Icahn Offshore LP (“Icahn Offshore”), CCI Offshore Corp. (“CCI Offshore”), Icahn Partners, Icahn Onshore LP (“Icahn Onshore”), CCI Onshore Corp. (“CCI Onshore”) and Carl C. Icahn, we believe that each of (i) Barberry, Hopper and Mr. Icahn may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares (including warrant shares) held by High River; (ii) CCI Onshore, Icahn Onshore and Mr. Icahn may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares (including warrant shares) directly held by Icahn Partners; and (iii) CCI Offshore, Icahn Offshore and Mr. Icahn may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares (including warrant shares) directly held by Icahn Master because in each of the foregoing cases such referenced persons are in a position to directly or indirectly determine the investment and voting decisions of the holder referenced. Barberry, Hopper, CCI Onshore, Icahn Onshore, CCI Offshore, Icahn Offshore and Mr. Icahn each disclaim beneficial ownership of such shares they may be deemed the beneficial owner of for all other purposes.

(3)	Includes 1,951,300 shares of Common Stock held by VGE III Portfolio Ltd. (“VGE III”) and 1,832,483 shares of Common Stock held by Viking Global Equities LP (“VGE Global”). Also includes 1,951,300 shares of Common Stock issuable upon exercise of warrants held by VGE III and 1,832,483 shares of Common Stock issuable upon exercise of warrants held by Viking Global notwithstanding the fact that such warrants are not exercisable until January 27, 2006. Based on our review of a Schedule 13G filed with the Commission on August 5, 2005 (the “Viking 13G”) by Viking Global Performance LLC (“VGP”), Viking Global Investors LP (“VGI”), VGE Global, O. Andreas Halvorsen, Brian T. Olson and David C. Ott, we believe that each of VGP, VGI and Messrs. Halvorsen, Olson and Ott may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares (including warrant shares) directly held by VGE III and VGE Global because such persons are in a position to directly or indirectly determine the investment and voting decisions of VGE III and VGE Global.

(4)	Includes 125,601 shares of Common Stock subject to a warrant.

(5)	Includes 516,666 shares of Common Stock subject to options that are exercisable within 60 days and warrants to purchase 532,528 shares of Common Stock.

(6)	Includes 4,194,399 shares of Common Stock held by Mark Capital LLC and 125,601 shares of Common Stock subject to a warrant held by Mark Capital LLC. Mr. Levine is the managing member of Mark Capital LLC. Includes 250,000 shares of Common Stock subject to an option that is exercisable within 60 days.

(7)	Consists of 66,666 shares of Common Stock subject to options that are exercisable within 60 days.

(8)	Includes 66,666 shares of Common Stock subject to options that are exercisable within 60 days and a warrant to purchase 6,000 shares of Common Stock.

(9)	Includes 66,666 shares of Common Stock subject to options that are exercisable within 60 days.

(10)	Based on our review of a Form 3 filed with the Commission on August 16, 2005 (the “Form 3”) by Keith Meister, a member of our Board of Directors, and the information disclosed in the Icahn 13D, we believe that because Mr. Meister is a limited partner of Icahn Onshore and has an interest in the fees, including the performance fees, relating to Icahn Onshore and Icahn Offshore, he may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares (including warrant shares) beneficially owned by Icahn Onshore and Icahn Offshore. Mr. Meister disclaims beneficial ownership of all such shares (including warrant shares) in the Form 3.

(11)	Includes 300,000 shares of Common Stock subject to an option that is exercisable within 60 days; 125,000 shares of Common Stock held by Dr. Robbins’ husband; and an exercisable warrant to purchase 37,500 share of Common Stock held by Dr. Robbins’ husband.

(12)	Includes 72,222 shares of Common Stock subject to an option that is exercisable within 60 days.

(13)	Consists of 33,333 shares of Common Stock subject to options that are exercisable within 60 days.

PROPOSAL 1
APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
TO PROHIBIT THE ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS
We are asking our stockholders to approve an amendment to our Certificate of Incorporation that would prohibit us from dividing our Board of Directors into classes (the “Classified Board Prohibition Amendment”).
Pursuant to the Rights Agreement, dated July 27, 2005 (the “Icahn/Viking Agreement”), among the Company and Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP and VGE III Portfolio Ltd. (together, the “Icahn/Viking Investors”), we agreed to propose to our stockholders the approval of the Classified Board Prohibition Amendment.
The Classified Board Prohibition Amendment in the form set forth at the end of this proposal was approved by our Board of Directors on September 29, 2005. Our Board of Directors has determined that the Classified Board Prohibition Amendment is advisable and in the best interests of the Company and our stockholders and has directed that it be submitted to our stockholders for approval. If approved, the Classified Board Prohibition Amendment would become effective upon filing the Classified Board Prohibition Amendment with the Secretary of State of the State of Delaware. We currently plan to file the Classified Board Prohibition Amendment as soon as reasonably practicable after receiving approval from our stockholders.
The Classified Board Prohibition Amendment would prohibit us from dividing our Board of Directors into classes. Each of our directors, whether elected or appointed to our Board of Directors, would hold office until our next annual meeting of stockholders following such election or appointment. The foregoing prohibition against the establishment of a classified board of directors would cease to be of any force or effect upon the earlier to occur of (i) July 27, 2012; (ii) the date that the Icahn/Viking Investors, collectively, hold in the aggregate (either of record or beneficially) less than 4,054,053 of the shares of common stock of the Corporation (as adjusted for stock splits, stock dividends, reorganizations and other similar events) that the Icahn/Viking Investors purchased (or for which they exercise warrants for common stock issued) pursuant to the Securities Purchase Agreement, dated July 21, 2005, among the Corporation, the Icahn/Viking Investors and the other investors named therein; and (iii) the time of (A) any acquisition of the Corporation (whether or not the Corporation is the surviving corporation) by means of merger, consolidation or other form of corporate reorganization (other than a reincorporation transaction or change of domicile) following which the holders of the outstanding voting securities of the Corporation immediately prior to such merger, consolidation or other reorganization do not hold (in their capacity as such) equity securities representing a majority of the voting power of the surviving or resulting entity immediately following such merger, consolidation or other reorganization or (B) a sale of all or substantially all of the assets of the Corporation other than to a buyer in which the holders of the outstanding voting securities of the Corporation immediately prior to such sale hold (in their capacity as such) equity securities representing a majority of the voting power immediately following such sale (such earlier date set forth in (i), (ii) and (iii), the “Prohibition Termination Date”).
Our Board of Directors is not currently and has not ever been classified. We do not currently have and we have not within at least the past three years had any plans to classify our Board of Directors.
A company customarily will adopt a classified board of directors as a takeover defense to make it more difficult for a person or group to elect members to the board of directors that are aligned with or friendly to such person or group. For example, if a company has a board of directors with three classes of directors and each class serves for a three-year term, a potential acquirer or dissident group would have to elect a sufficient number of directors over the course of at least two annual stockholder meetings before obtaining control over the board of directors. A classified board of directors could serve to protect our stockholders against unfair treatment in takeover situations, by making it more difficult and time-consuming for a potential acquirer to take control of our Board of Directors. A classified board of directors would eliminate the threat of abrupt change to our Board of Directors which could allow our Board of Directors more time to diligently evaluate takeover proposals and appropriately consider alternatives. The foregoing could allow our Board of Directors to negotiate more effectively with a potential acquirer in the best interests of our stockholders. Our inability to classify our Board of Directors would make it easier for a person or group to obtain control of our Board of Directors and make it easier for an acquirer to effect a change of control than if we were able to classify our Board of Directors. Recent changes in corporate governance and recent commentary suggesting that classified boards of directors may not yield higher acquisition premiums in takeover battles have caused many companies to affirmatively de-classify their boards of directors and stockholder groups to propose resolutions to de-classify a company’s board of directors.
A company may also adopt a classified board of directors to ensure stability in the board of directors and thereby improve long-term planning which arguably benefits stockholders. Critics of classified boards of directors, however, believe that such a structure fosters the entrenchment of management potentially to the detriment of stockholders and that a de-classified board of directors makes management and the board of directors more accountable to stockholders.
The full text of the Classified Board Prohibition Amendment approved by our Board of Directors is set forth below:
“The Board shall not be divided into classes and the Board may not by resolution or otherwise divide the Board into classes. Each director that shall be elected or appointed to the Board shall hold office until the next annual meeting of stockholders of the Corporation following such election or appointment and until their successor shall have been elected and qualified. Notwithstanding the foregoing, this Article shall be of no further force or effect upon the Notwithstanding the foregoing, this Article shall be of no further force or effect upon the earlier to occur of (i) July 27, 2012; (ii) the date that Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP and VGE III Portfolio Ltd. (together, the “Icahn/Viking Investors”), collectively, hold in the aggregate (either of record or beneficially) less than 4,054,053 of the shares of common stock of the Corporation (as adjusted for stock splits, stock dividends, reorganizations and other similar events) that the Icahn/Viking Investors purchased (or for which they exercise warrants for common stock issued) pursuant to the Securities Purchase Agreement, dated July 21, 2005, among the Corporation, the Icahn/Viking Investors and the other investors named therein; and (iii) the time of (A) any acquisition of the Corporation (whether or not the Corporation is the surviving corporation) by means of merger, consolidation or other form of corporate reorganization (other than a reincorporation transaction or change of domicile) following which the holders of the outstanding voting securities of the Corporation immediately prior to such merger, consolidation or other reorganization do not hold (in their capacity as such) equity securities representing a majority of the voting power of the surviving or resulting entity immediately following such merger, consolidation or other reorganization or (B) a sale of all or substantially all of the assets of the Corporation other than to a buyer in which the holders of the outstanding voting securities of the Corporation immediately prior to such sale hold (in their capacity as such) equity securities representing a majority of the voting power immediately following such sale. For purposes of this Article and without limitation, the holdings of common stock of the Icahn/Viking Investors will be determined on a net basis after giving effect to any sale or other disposition, contract or option to sell any shares of common stock, and any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether such arrangement provides for settlement by delivery of securities, the payment of cash or otherwise.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

PROPOSAL 2
APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
TO PROHIBIT THE ADOPTION OR APPROVAL OF ANY “RIGHTS PLAN” OR “POISON PILL”
We are asking our stockholders to approve an amendment to our Certificate of Incorporation that would prohibit us from adopting or approving any “rights plan,” “poison pill” or other similar plan, agreement or device (the “Poison Pill Prohibition Amendment”).
Pursuant to the Icahn/Viking Agreement, we agreed to propose to our stockholders the approval of the Poison Pill Prohibition Amendment.
The Poison Pill Prohibition Amendment in the form set forth at the end of this proposal was approved by our Board of Directors on September 29, 2005. Our Board of Directors has determined that the Poison Pill Prohibition Amendment is advisable and in the best interests of the Company and our stockholders and has directed that it be submitted to our stockholders for approval. If approved, the Poison Pill Prohibition Amendment would become effective upon filing the Poison Pill Prohibition Amendment with the Secretary of State of the State of Delaware. We currently plan to file the Poison Pill Prohibition Amendment as soon as reasonably practicable after receiving approval from our stockholders.
The Poison Pill Prohibition Amendment would prohibit us from adopting or approving any “rights plan,” “poison pill” or other similar plan, agreement or device (a “Poison Pill”) designed to prevent or make more difficult a hostile takeover of the Company by increasing the cost to a potential acquirer of such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the Company other than all stockholders of the Company that carry severe redemption provisions, favorable purchase provisions or otherwise. The foregoing provisions would cease to be of any force or effect upon the Prohibition Termination Date.
We do not currently have and have not ever had a Poison Pill in place. We do not currently have and we have not within at least the past three years had any plans to adopt a Poison Pill.
Poison Pills are adopted for the purpose of making a hostile takeover prohibitively expensive for a hostile acquirer. Customarily, Poison Pills provide that the company issue a large number of new shares of capital stock, often preferred stock, to existing stockholders other than the hostile acquirer when the hostile acquirer has acquired a certain percentage of the outstanding stock– often 15%. The newly issued shares customarily have harsh redemption and/or conversion features that would cause an immediate dilution of the target company’s outstanding stock to the detriment of the hostile acquirer. Because of these severe redemption and/or conversion features, customarily a potential acquirer will not acquire a number of shares that would trigger the Poison Pill and would instead negotiate with the board of directors of the target company to amend the Poison Pill so that it will not apply to the acquirer’s attempt to take over the target company or terminate the Poison Pill. Customarily, the board of directors of a target company will use the Poison Pill as leverage to attempt to negotiate a higher acquisition price for the benefit of stockholders. Critics of Poison Pills argue that such plans can protect ineffective management, undermine accountability and discourage takeovers that would be beneficial to stockholders.
The full text of the Poison Pill Prohibition Amendment approved by our Board of Directors is set forth below:
“The Corporation shall not adopt or approve any “rights plan,” “poison pill” or other similar plan, agreement or device designed to prevent or make more difficult a hostile takeover of the Corporation by increasing the cost to a potential acquirer of such a takeover either through the issuance of new rights, shares of common stock or preferred stock or any other security or device that may be issued to stockholders of the Corporation other than all stockholders of the Corporation that carry severe redemption provisions, favorable purchase provisions or otherwise. Notwithstanding the foregoing, this Article shall be of no further force or effect upon the earlier to occur of (i) July 27, 2012; (ii) the date that Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership, Viking Global Equities LP and VGE III Portfolio Ltd. (together, the “Icahn/Viking Investors”), collectively, hold in the aggregate (either of record or beneficially) less than 4,054,053 of the shares of common stock of the Corporation (as adjusted for stock splits, stock dividends, reorganizations and other similar events) that the Icahn/Viking Investors purchased (or for which they exercise warrants for common stock issued) pursuant to the Securities Purchase Agreement, dated July 21, 2005, among the Corporation, the Icahn/Viking Investors and the other investors named therein; and (iii) the time of (A) any acquisition of the Corporation (whether or not the Corporation is the surviving corporation) by means of merger, consolidation or other form of corporate reorganization (other than a reincorporation transaction or change of domicile) following which the holders of the outstanding voting securities of the Corporation immediately prior to such merger, consolidation or other reorganization do not hold (in their capacity as such) equity securities representing a majority of the voting power of the surviving or resulting entity immediately following such merger, consolidation or other reorganization or (B) a sale of all or substantially all of the assets of the Corporation other than to a buyer in which the holders of the outstanding voting securities of the Corporation immediately prior to such sale hold (in their capacity as such) equity securities representing a majority of the voting power immediately following such sale. For purposes of this Article and without limitation, the holdings of common stock of the Icahn/Viking Investors will be determined on a net basis after giving effect to any sale or other disposition, contract or option to sell any shares of common stock, and any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock, whether such arrangement provides for settlement by delivery of securities, the payment of cash or otherwise.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
APPROVAL OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
We are asking our stockholders to approve an amendment and restatement of our Certificate of Incorporation in the form of Appendix A to this proxy statement (the “Restated Certificate”). If the amendments to our Certificate of Incorporation described in proposal one and/or proposal two above are approved and the Restated Certificate is approved, we would include these other amendments in the Restated Certificate.
The Restated Certificate was approved by our Board of Directors on September 29, 2005. We would file the Restated Certificate promptly after receiving the approval of our stockholders. Set forth below is a description of the Restated Certificate. Our Board of Directors has determined that the amendment and restatement of our Certificate of Incorporation is advisable and in the best interests of the Company and our stockholders and has directed that it be submitted to our stockholders for approval. If approved, the amendment and restatement of our Certificate of Incorporation would become effective upon filing the Restated Certificate with the Secretary of State of the State of Delaware. We currently plan to file the Restated Certificate as soon as reasonably practicable after receiving approval from our stockholders.
Our Certificate of Incorporation is currently comprised of eight separate filings that we made over the course of the last eight and a half years. The Restated Certificate would amend and restate our Certificate of Incorporation so that it would consist of only the Restated Certificate.
Increase in Authorized Capital Stock
We are currently authorized to issue up to 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. We currently have designated three series of preferred stock consisting of up to 8,000 shares of Series A 8% Convertible Preferred Stock, 200,000 shares of Series B Convertible Preferred Stock and 125,000 shares of Series C Convertible Preferred Stock. As of October 4, 2005, 67,137,724 shares of common stock were outstanding and no shares of preferred stock were outstanding. We have no options, warrants or other derivative rights outstanding pursuant to which any person may acquire shares of our preferred stock. In addition, as of October 4, 2005, 19,696,973 shares of common stock were reserved for issuance upon exercise of outstanding warrants and 2,872,000 shares of common stock were reserved for issuance upon exercise of outstanding stock options. Thus, of the 100,000,000 shares of common stock currently authorized we currently have approximately 10,293,303 shares available for future financings or other uses.
The Restated Certificate would increase the number of shares of common stock the Company is authorized to issue to 200,000,000 shares. The number of authorized shares of preferred stock would remain unchanged at 1,000,000 shares. The Restated Certificate would eliminate the designation of the Series A 8% Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock and the Company would no longer be authorized to issue any such series of preferred stock as currently designated. However, our Board of Directors would continue to be authorized, without action by the stockholders, to issue preferred stock in one or more new series and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each such designated series of preferred stock. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock. We have no present plans to issue any new shares of preferred stock.
Our Board of Directors believes that it is necessary to increase the number of authorized shares of common stock and preferred stock in order to give us, among other things, the ability to continue to raise and maintain additional capital funds through the sale of capital stock in future financings, and the flexibility to issue shares (or options for shares) in connection with equity compensation and incentives to employees and officers, strategic alliances and other corporate purposes that may occur in the future without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of common stock arises. Such a delay might deny us the ability to effectively continue operations.

We will require significant additional capital to fund operations until such time, if ever, that we become profitable. We currently believe that we have sufficient cash on hand (not including any cash that we may receive upon the exercise of outstanding options and warrants) to fund operations through December 31, 2006. Thus we expect that we will need to raise significant additional equity funding prior to that time in order to continue operations thereafter.
Current holders of common stock do not have statutory preemptive or similar rights, and therefore they do not have a right to purchase a proportionate share of any new issuances of common stock in order to maintain their proportionate ownership of the Company. Notwithstanding the foregoing, the Icahn/Viking Investors have certain preemptive rights to purchase securities offered by the Company pursuant to the Icahn/Viking Agreement. Consequently, the issuance of any additional shares of common stock will have a dilutive effect on earnings per share and on the equity and voting power of most existing stockholders and could adversely affect the market price of our common stock.
The increase in the authorized shares of capital stock could, under certain circumstances, prohibit or make more difficult the acquisition of the Company, although this is not our intention in increasing the authorized capital stock, nor is it part of a plan to adopt a series of anti-takeover measures. Shares of capital stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally. Although we have no present intent to use the additional authorized shares of capital stock for such purposes and this is not part of a plan by management to adopt a series of anti-takeover provisions, if the Restated Certificate is adopted, more shares of capital stock would be available for such purposes than is currently available. We are not presently aware of any pending or proposed takeover attempt.
Voting
The holders of our common stock would continue to be entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. The Restated Certificate would continue to not provide for cumulative voting in the election of directors.
Dividends
Subject to any preferences that may be applicable to any outstanding preferred stock that the Company may designate in the future, the holders of common stock would continue to be entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.
Liquidation, Preemptive Rights and Redemption
In the event of our liquidation, dissolution or winding up, holders of our common stock would continue to be entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock would continue to have no preemptive or other subscription or conversion rights pursuant to the Restated Certificate. There would continue to be no redemption or sinking fund provisions applicable to our common stock.
Limitation of Liability of Directors
The Restated Certificate would continue to limit the personal liability of our board members for breaches by them of their fiduciary duties. Delaware law provides that directors of a corporation, if the corporation makes provisions to this effect in its Certificate of Incorporation, will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:
•	any breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	acts or omissions that the director believes to be contrary to the best interests of our company or our stockholders;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions;

•	any transaction from which the director derived an improper personal benefit;

•	improper transactions between the director and our company;

•	improper distributions to stockholders; and

•	improper loans to directors and officers.
Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR PROPOSAL 3

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
To be considered for inclusion in the Company’s proxy statement relating to the 2006 Special Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date the Company begins to print and mail its proxy materials for the 2006 Special Meeting of Stockholders, but in no event later than December 23, 2005.
For any other business to be properly submitted by a stockholder for the 2006 Special Meeting of Stockholders, the stockholder must give timely notice in writing to the Company. To be considered timely for the 2006 Special Meeting of Stockholders, the stockholder’s notice must be received no later than March 8, 2006, unless otherwise permitted by applicable rules. All stockholder proposals should be addressed to the attention of the Secretary at the principal office of the Company and contain the information required by the Company’s bylaws.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are ADVENTRX stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to ADVENTRX Pharmaceuticals, Inc., 6725 Mesa Ridge Road, Suite 100, San Diego, California 92121, Attention: Chief Financial Officer, or call 858-552-0866. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
Our Board of Directors knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the Special Meeting or any adjournments or postponements thereof, our Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.
Whether or not you intend to be present at the meeting, we urge you to fill out, sign, date and return the enclosed proxy at your earliest convenience.

By Order of the Board of Directors /s/ Evan Levine Evan Levine, Chief Executive Officer and President
San Diego, California
October 19, 2005

APPENDIX A
Amended and Restated Certificate of Incorporation
of
ADVENTRX Pharmaceuticals, Inc.
ARTICLE I
     The name of this corporation is ADVENTRX Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE IV
     (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred One Million (201,000,000) shares, each with a par value of $0.001 per share. Two Hundred Million (200,000,000) shares shall be Common Stock, and One Million (1,000,000) shares shall be Preferred Stock.
     (B) Preferred Stock. Except as otherwise provided in any certificate(s) of designations duly filed with the Secretary of State of the State of Delaware, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issuance, in one or more series, of all or any of the shares of Preferred Stock and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock, and the number of shares constituting any such series and the designations thereof, or of any of them, such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The rights, privileges, preferences and restrictions of any such series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board is also expressly authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
     In furtherance and not in limitation of the powers conferred by statutes, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

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ARTICLE VI
     The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Elections of members of the Board need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE VII
     (A) To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer of the Corporation at the request of the Corporation or any predecessor to the Corporation.
     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Rd.
Ste. 100
San Diego, CA 92121
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by ADVENTRX Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ADVENTRX Pharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ADVEN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVENTRX Pharmaceuticals, Inc.

		For	Against	Abstain
Vote on Proposals

1.	To approve an amendment to our Certificate of Incorporation to prohibit us from establishing a classified board of directors;	☐	☐	☐

2.	To approve an amendment to our Certificate of Incorporation to prohibit us from adopting or approving any “rights plan,” “poison pill” or other similar plan, agreement or device;	☐	☐	☐

3.	To approve an amendment and restatement of our Certificate of Incorporation that, among other things, would increase the number of shares of common stock we are authorized to issue to 200,000,000; and	☐	☐	☐

4.	To conduct any other business properly brought before the Special Meeting or any adjournment of the Special Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Please sign exactly as your name(s) appear(s) on the stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If you vote by Phone or Internet, please do not mail your Proxy Card.
ò Please detach here ò

ADVENTRX Pharmaceuticals, Inc.
SPECIAL MEETING OF STOCKHOLDERS
Tuesday, November 15, 2005 at 10:00 a.m. (Pacific Time)
To be held at:
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121

ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121	proxy

This proxy is solicited by the Board of Directors of ADVENTRX Pharmaceuticals, Inc. for use at the Special Meeting of Stockholders on November 15, 2005.
The shares of stock you hold in this account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Mr. Evan Levine and Ms. Carrie Carlander, and each of them acting in the absence of the other, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
It is important that your shares be represented and voted at the Special Meeting. Whether you plan to attend the Special Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Special Meeting. Returning the proxy does not deprive you of your right to attend the Special Meeting. If you decide to attend to Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
The record date for the Special Meeting is October 4, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
See reverse for voting instructions.